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                                                                   EXHIBIT 5.1
                                                                   (Form S-8)
                                 April 30, 1996

Cade Industries, Inc.
5640 Enterprise Drive
Lansing, Michigan 48911


Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Cade Industries, Inc. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 686,450 shares of Common Stock, $.001 par value, of the Company (the "Shares") pursuant to the 1994 Stock Option Plan, the May 3, 1994 Nonstatutory Stock Option Agreement for the Benefit of Terrell L. Ruhlman, the December 30, 1994 Nonstatutory Stock Option Agreement for the Benefit of Richard Gribbins, and the December 31, 1995 Nonstatutory Stock Option Agreement for the Benefit of Richard Gribbins (collectively, the "Plans"). We have examined (i) the Registration Statement; (ii) the Company's Articles of Incorporation and Bylaws; (iii) the minutes of corporate proceedings regarding the issuance and sale of the Shares by the Company; and (iv) such other documents and records as we have deemed necessary for purposes of rendering this opinion.

         For purposes of rendering this opinion, we have examined originals or photocopies of the documents referred to above. In conducting such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

         Based upon the foregoing, it is our opinion that the Shares, when issued and paid for as contemplated by the Registration Statement and the Plans, will be validly issued, fully paid and non-assessable by the Company, subject to the personal liability imposed on the shareholders by Section 180.0622(2) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed. Although Section 180.0622(2) of the Wisconsin Business Corporation Law provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under Section 180.40(6) (the predecessor to Section 180.0622(2)) for unpaid employee wages up to the consideration paid for their par value shares rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin in Case No. 82-CV-0023).

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                     Very truly yours,



                                                     QUARLES & BRADY